Exhibit 10.01

2550 Garcia Avenue
Mountain View, CA 94043

650-944-3840
intuit.com

November 15, 2018

Sasan Goodarzi

Dear Sasan,

Congratulations on your promotion to President and Chief Executive Officer at Intuit (also referred to as the “Company”). We look forward to your continued leadership.

The terms of your employment as a result of your promotion are as follows.

Promotion Date
You will become Intuit’s President and Chief Executive Officer, effective January 1, 2019 (the “Promotion Date”) and continuing thereafter until termination pursuant to the Severance provisions set forth below. During your term as President and Chief Executive Officer you will be appointed to Intuit’s Board of Directors, subject to the rights of Intuit’s stockholders to elect directors at each annual meeting. You will report to the Board of Directors of Intuit (the “Board”). You will be expected to devote your full working time and attention to the business of Intuit, and you will not render services to any other business (other than your existing service on the Board of Directors of Atlassian) without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intuit. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

Salary
Effective as of your Promotion Date, your annual salary will be increased to US $1,000,000.00 (less applicable withholdings), pending continued employment.

Bonus
Your annual performance bonus for the Company’s 2019 fiscal year will be determined pursuant to Intuit’s Senior Executive Incentive Plan (“SEIP”), a cash incentive compensation program. Your incentive will be prorated based on your Promotion Date. Payouts under the SEIP are tied to the achievements of Intuit and individual performance and are made to individuals who are employed on the last day of the fiscal year. The actual amount of your award, if any, will be determined in accordance with the terms and conditions outlined in the SEIP plan document.

Your new target percentage under the SEIP will be 150% of your annual salary.

Severance
Upon termination of your employment with Intuit for any reason, you will receive payment for all unpaid salary to the date of your termination of employment; and your benefits will be continued under Intuit’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Pursuant to Intuit’s executive vacation policy, you will not accrue any vacation during your employment and therefore you will not be eligible for payout of unused vacation upon your termination.
Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your termination of employment. All severance benefits shall be paid in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other Treasury Department guidance thereunder as then in effect. If Intuit determines that any severance benefits to be provided to you are or may become subject to the additional tax under Section 409(a)(1)(B) of the Code (“Section 409A Taxes”) if provided at the time otherwise set forth below, then such payments will be delayed until the date that is six months after the date of your “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by Intuit, is sufficient to avoid the imposition of Section 409A Taxes.

1.	In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any severance benefits.

2.
In the event of your Involuntary Termination, Termination without Cause or Termination Following a Change in Control, conditioned upon your execution of a general release and waiver of claims (using Intuit’s standard form of release in connection with a termination of employment) against Intuit, its officers and directors and your satisfying all conditions to make the release effective and irrevocable within 21 days after the date of such termination of employment, you will also be entitled to a single lump sum severance payment equal to twelve (12) months of your then current annual base salary and 100% of your target bonus for the then current fiscal year (less applicable deductions and withholdings), payable on the 30th day following such termination of employment.

If your severance and other benefits provided for in this Section or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other benefits will be payable, either in full or in such lesser amount as would result, after taking into account any applicable federal, state and local taxes and the excise tax imposed by Section 4999 of the Code, in your receipt on an after-tax basis of the greater amount of severance and other benefits.
Nothing in this section changes the at-will nature of your employment as described further below.
Definitions

“Cause” means: (i) gross negligence or willful misconduct in the performance of your duties to Intuit (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Intuit, after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with an opportunity of not less than 30 days to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Intuit; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of Intuit. No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Intuit.
“Change in Control” means the effective date upon which (i) any person or entity becomes the beneficial owner, directly or indirectly, of securities of Intuit representing fifty percent (50%) of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Intuit in which its outstanding voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all outstanding voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Intuit or a liquidation or dissolution of Intuit, or (iv) individuals who, as of the Promotion Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board;

provided that any individual who becomes a director of Intuit subsequent to the Promotion Date, whose election, or nomination for election by Intuit stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.
“Good Reason” means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as President and Chief Executive Officer such that you no longer report directly to the Board of Directors, without your written consent; (ii) any reduction in your base annual salary or target bonus opportunity (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit) without your written consent; (iii) a material breach by Intuit of its obligations hereunder; (iv) failure of any successor to assume this agreement; or (v) a requirement by Intuit, without your prior written consent, that you relocate your principal office to a facility more than 50 miles from Intuit’s current Mountain View offices; provided that (A) you notify Intuit in writing of any alleged act or omission that you believe provides you with the ability to resign for “Good Reason” and Intuit fails to substantially cure such violation within thirty (30) days of the date that you deliver notice, and (B) if Intuit fails to substantially cure such violation, you resign for Good Reason no later than thirty (30) days following the expiration of such cure period.
“Involuntary Termination” is your termination of your employment upon written notice to the Company at any time for Good Reason.
“Termination following a Change in Control” is the termination of your employment during the one year following a Change in Control because of an Involuntary Termination or a Termination Without Cause.
“Termination for Cause” means the Company’s termination of your employment by written notice at any time after a finding of Cause.
“Termination Without Cause” means the Company’s termination of your employment by written notice at any time without a finding of Cause.
“Voluntary Termination” is your termination of your employment upon written notice to the Company at any time without Good Reason.

Share Ownership
As President and CEO, you will continue to participate in Intuit’s Share Ownership Program, as set forth in Intuit’s Corporate Governance Principles. The current minimum stock ownership requirement applicable to the CEO role is equal to 10 times your base salary.

Other Benefits
You will continue to be eligible for the normal health insurance, 401(k), employee stock purchase plan, nonqualified deferred compensation plan, management stock purchase program and other benefits offered to all Intuit senior executives.

Please visit www.intuitbenefits.com for details that will apply to you.

Vacation
As an executive at Intuit, you will continue to be exempt from the normal limits on vacation as defined in Intuit’s standard policy and you will not accrue paid vacation time or floating holidays.  It is expected that you will take paid time off as needed and in your reasonable determination.

Terms and Conditions
Your employment with Intuit continues to be at-will in nature and can be terminated at any time for any reason or no reason by yourself or by Intuit. This at-will employment relationship can only be modified in a writing signed by the Chairman of Intuit’s Board of Directors.

This agreement supersedes any prior offer letter or employment agreement between you and Intuit, provided that the terms of your employment remain subject to Intuit’s standard policies and procedures, as well as the terms of any other agreement that you and Intuit have entered into, including but not limited to the Employee Intellectual Property Assignment and Confidentiality Agreement you are entering into simultaneously herewith. Please review these terms to make sure they are consistent with your understanding. If so, please sign and date this letter in the place indicated below and return the signed document to Laura Fennell.

If you have any questions about this offer, please contact me.

Sincerely,

/s/ BRAD SMITH

Brad D. Smith
Chairman and Chief Executive Officer

Accepted: /s/ SASAN GOODARZI

Date: 11/15/2018